Exhibit 10.8
                                                                    ------------

                             OPERATING AGREEMENT OF
                               TONKIN SPRINGS LLC
                      A Delaware Limited Liability Company

                               TABLE OF CONTENTS
                                                                            Page
                                                                             No.
                                                                            ----
ARTICLE I. DEFINITIONS AND CROSS-REFERENCES................................   1
1.1  Definitions...........................................................   1
1.2  Cross References......................................................   1

ARTICLE II. NAME, PURPOSES AND TERM........................................   1
2.1  Formation.............................................................   1
2.2  Name..................................................................   2
2.3  Purposes..............................................................   2
2.4  Limitation............................................................   2
2.5  Term..................................................................   2
2.6  Registered Agent; Offices.............................................   2
2.7  Record Title..........................................................   2

ARTICLE III. INTERESTS OF MEMBERS..........................................   2
3.1  Initial Ownership Interests...........................................   2
3.2  Changes in Ownership Interests........................................   2
3.3  Documentation of Adjustments to Ownership Interests...................   3

ARTICLE IV. ADJUSTMENTS OF MEMBERS' INTERESTS AND RELATED LIABILITIES;
TREATMENT OF CASHFLOW AND CERTAIN PAYMENTS.................................   3
4.1  Voluntary Reduction in Ownership Interests............................   3
4.2  Default in Making Agreed Contributions................................   4
4.3  Elimination of Minority Interest......................................   5
4.4  Evidence of Changes in Ownership Interests............................   5
4.5  Distributions.........................................................   5
4.6  Excluded Assets.......................................................   6

ARTICLE V. RELATIONSHIP OF THE MEMBERS.....................................   6
5.1  Limitation on Authority of Members....................................   6
5.2  Federal Tax Elections and Allocations.................................   6
5.3  State Income Tax......................................................   6
5.4  Tax Returns...........................................................   6
5.5  Other Business Opportunities..........................................   6
5.6  Waiver of Rights to Partition or Other Division of Assets.............   7
5.7  Bankruptcy of a Member................................................   7
5.8  Implied Covenants.....................................................   7
5.9  No Certificate........................................................   7
5.10 Limitation of Liability...............................................   7
5.11 Indemnities...........................................................   7
5.12 No Third Party Beneficiary Rights.....................................   7

ARTICLE VI. REPRESENTATIONS AND WARRANTIES.................................   7
6.1  Capacity of the Members...............................................   7

ARTICLE VII. TRANSFER OF INTEREST; PREEMPTIVE RIGHT........................   8
7.1  General...............................................................   8
7.2  Limitations on Free Transferability...................................   8
7.3  Preemptive Right......................................................   9

ARTICLE VIII. MANAGEMENT COMMITTEE.........................................   9
8.1  Organization and Composition..........................................   9
8.2  Decisions.............................................................   9
8.3  Meetings..............................................................  10
8.4  Action Without Meeting................................................  10
8.5  Matters Requiring Approval............................................  10

ARTICLE IX. MANAGER........................................................  10
9.1  Appointment...........................................................  10
9.2  Powers and Duties of Manager..........................................  10
9.3  Standard of Care; Indemnification.....................................  13
9.4  Resignation; Deemed Offer to Resign...................................  13
9.5  Payments To Manager...................................................  14
9.6  Transactions With Affiliates..........................................  14
9.7  Activities During Deadlock............................................  14

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ARTICLE X. PROGRAMS AND BUDGETS............................................  14
10.1 Initial Program and Budget............................................  14
10.2 Operations Pursuant to Programs and Budgets...........................  14
10.3 Presentation of Programs and Budgets..................................  14
10.4 Review and Adoption of Proposed Programs and Budgets..................  14
10.5 Election to Participate...............................................  15
10.6 Deadlock on Proposed Programs and Budgets; Decision of
     a Member not to Fund other Member's Share.............................  15
10.7 Budget Overruns; Program Changes......................................  15
10.8 Emergency or Unexpected Expenditures..................................  15
10.9 Amendments to Programs and Budgets....................................  15

ARTICLE XI. ACCOUNTS AND SETTLEMENTS.......................................  15
11.1 Monthly Statements....................................................  15
11.2 Cash Calls............................................................  15
11.3 Failure to Meet Cash Calls............................................  16
11.4 Audits................................................................  16

ARTICLE XII. PROPERTIES....................................................  16
12.1 Royalties, Production Taxes and Other Payments Based on Production....  16
12.2 Abandonment and Surrender.............................................  16

ARTICLE XIII. CONFIDENTIALITY, OWNERSHIP, USEAND DISCLOSURE OF
INFORMATION................................................................  16
13.1 Business Information..................................................  16
13.2 Member Information....................................................  17
13.3 Permitted Disclosure of Confidential Business Information.............  17
13.4 Disclosure Required By Law............................................  17
13.5 Public Announcements..................................................  17
13.6 Duration of Confidentiality...........................................  18

ARTICLE XIV.  RESIGNATION AND DISSOLUTION..................................  18
14.1 Events of Dissolution.................................................  18
14.2 Resignation...........................................................  18
14.3 Disposition of Assets on Dissolution..................................  18
14.4 Filing of Certificate of Cancellation.................................  18
14.5 Right to Data After Dissolution.......................................  18
14.6 Continuing Authority..................................................  18

ARTICLE XV. GOVERNING LAW .................................................  19
15.1 Governing Law.........................................................  19

ARTICLE XVI. GENERAL PROVISIONS............................................  19
16.1 Notices...............................................................  19
16.2 Gender................................................................  19
16.3 Currency..............................................................  20
16.4 Headings..............................................................  20
16.5 Waiver................................................................  20
16.6 Modification..........................................................  20
16.7 Force Majeure.........................................................  20
16.8 Rule Against Perpetuities.............................................  20
16.9 Further Assurances....................................................  20
16.10 Entire Agreement; Successors and Assigns.............................  20
16.11 Counterparts.........................................................  21

        EXHIBITS
A. Assets
B. Accounting Procedures
C. Tax Matters
D. Definitions
E. Net Smelter Royalty
F. Environmental Matters
G. Permits and Bonds
H. Preemptive Rights
I. [Intentionally Left Blank]
J. Breaches and Defects Relating to Leases and Contracts
K. [Intentionally Left Blank]
L. Contracts
M. Litigation
N. [Intentionally Left Blank]
O. [Intentionally Left Blank]
P. Initial Program and Budget

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                             OPERATING AGREEMENT OF
                               TONKIN SPRINGS LLC
                      A Delaware Limited Liability Company

This Operating Agreement of Tonkin Springs LLC (this "Agreement") is made as of February 26, 1999, ("Effective Date") between TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP, a Nevada limited partnership ("TSVLP"), the address of which is 55 Madison Street, Suite 700, Denver, Colorado 80206, and TONKIN SPRINGS HOLDING INC., a Colorado corporation ("TSHI"), the address of which is 401 Bay Street, Suite 2302, Toronto, Ontario, M5H2Y4, Canada.

RECITALS

A. Gold Capital Corporation, a Colorado corporation ("GCC") and TSVLP were parties to a Mining Venture Agreement dated December 31, 1993, as amended on March 7, 1997 and July 7, 1997 (the "1993 Agreement"). Pursuant to the 1993 Agreement, GCC and TSVLP formed the Venture. GCC at all times while the 1993 Agreement remained in effect, was Manager of the Venture and had overall management responsibility for, and control of Operations. GCC and TSVLP owned as tenants in common certain assets which were subject to the 1993 Agreement and included certain Assets, including certain properties situated in Eureka County, Nevada, these Properties and Assets are described in Exhibit A and defined in Exhibit D. The 1993 Agreement has been terminated, with GCC being assigned and retaining an undivided sixty percent (60%) interest and TSVLP being assigned and retaining an undivided forty percent (40%) interest in the Properties and Assets, free and clear of the 1993 Agreement and any and all Liens of GCC, TSVLP or their respective Affiliates.

B. Immediately following termination of the 1993 Agreement and immediately prior to execution of this Agreement, TSHI acquired GCC's undivided sixty percent (60%) interest in the Properties and Assets.

C. TSVLP and TSHI desire to participate in the exploration, evaluation and, if justified, the development and mining of mineral resources within the Properties or any other properties acquired pursuant to the terms of this Agreement.

D. TSVLP and TSHI wish to form and operate a limited liability company under the Delaware Limited Liability Company Act, 6 Del.C. 18-101 et seq. (the "Act") to own and operate the Properties and Assets in accordance with the terms set forth in this Agreement. Such company (the "Company") shall be named Tonkin Springs LLC. Simultaneously with the execution of this Agreement, TSVLP and TSHI have also entered into a Members' Agreement and contributed, conveyed and transferred their respective interests in the Properties and Assets to the Company.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, TSVLP and TSHI agree as follows:

                                   ARTICLE I
                        DEFINITIONS AND CROSS-REFERENCES

1.1 Definitions. The terms defined in Exhibit D and elsewhere herein shall have the defined meaning wherever used in this Agreement, including in Exhibits.

1.2 Cross References. References to "Exhibits," "Articles," "Sections" and "Subsections" refer to Exhibits, Articles, Sections and Subsections of this Agreement. References to "Paragraphs" and "Subparagraphs" refer to paragraphs and subparagraphs of the referenced Exhibits.

                                   ARTICLE II
                            NAME, PURPOSES AND TERM

2.1 Formation. The Company has been duly organized pursuant to the Act and the provisions of this Agreement as a Delaware limited liability company by the filing of its Certificate of Formation (as defined in the Act) in the Office of the Secretary of the State of Delaware

2.2 Name. The name of the Company is "Tonkin Springs LLC" and such other name or names complying with the Act as the Manager shall determine. The Manager shall accomplish any filings or registrations required by jurisdictions in which the Company conducts its Business.

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2.3  Purposes.  The  Company is formed  for the  following  purposes  and for no others, and shall serve as the exclusive means by which each of the Members accomplishes such purposes:

     (a) to conduct Exploration within the Area of Interest,

     (b) to acquire additional real property and other interests within the Area of Interest,

     (c) to evaluate the possible Development and Mining of the Properties, and, if justified, to engage in Development and Mining

     (d) to engage in marketing Products, and

     (e) to perform any other activity necessary, appropriate, or incidental to any of the foregoing, including but not limited to permitting, reclamation, closure and other environmental compliance activities.

2.4 Limitation. Unless the Members otherwise agree in writing, the Business of the Company shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge such purposes.

2.5 Term. The term of the Company shall begin on the Effective Date and shall continue for twenty (20) years from the Effective Date and for so long thereafter as the Manger is continuing to maintain the Properties or Products are produced from the Properties on a continuous basis, and thereafter until all materials, supplies, equipment and infrastructure have been salvaged and disposed of, and any required Environmental Compliance is completed and accepted, unless the Company is earlier terminated as herein provided. For purposes hereof, Products shall be deemed to be produced from the Properties on a "continuous basis" so long as production in commercial quantities is not halted for more than 24 months.

2.6 Registered Agent; Offices. The name of the Company's registered agent in the State of Delaware is The Corporation Trust Company or such other person as the Manager may select in compliance with the Act from time to time. The registered office of the Company in the State of Delaware shall be located at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801 or at any other place within the State of Delaware which the Manager shall select. The principal office of the Company shall be at any other location which the Manager shall select.

2.7  Record Title. Title to the Assets shall be held by the Company.

                                  ARTICLE III
                              INTERESTS OF MEMBERS

3.1 Initial Ownership Interests. The Members shall have the following initial Ownership Interests:

     TSVLP - forty percent (40%)
     TSHI  - sixty percent (60%)

The Ownership Interests of the Members shall have no relationship to their Capital Accounts, which shall be determined solely as stated in the Members' Agreement and Exhibit C.

3.2 Changes in Ownership Interests. The Ownership Interests shall be eliminated or adjusted as follows:

     (a) Upon a default in the timely repayment of any part of an Elected Loan (following an election by either Member pursuant to Section 4.1 to contribute less to an adopted Program and Budget than the percentage equal to its Ownership Interest, or to contribute nothing to an adopted Program and Budget, and the making of an Elected Loan by the other Member);

     (b) In the event of default by either Member in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Member to invoke Section 4.2(b);

     (c) As provided in the Members' Agreement or in Section 4.3 of this Agreement;

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     (d) Upon Transfer by either Member of part or all of its Ownership Interest in accordance with Article VII; or

     (e) Upon acquisition by either Member of part or all of the Ownership Interest of the other Member, however arising.

3.3 Documentation of Adjustments to Ownership Interests. Each Member's Ownership Interest and related Capital Account balance shall be shown in the accounting records of the Company, as maintained by the Manager, and any adjustments thereto, including adjustments made under Article IV, shall be made monthly and shall be preceded by a notice to both Members with a written explanation of the basis such adjustments.

                                   ARTICLE IV
                 ADJUSTMENTS OF MEMBERS' INTERESTS AND RELATED
            LIABILITIES; TREATMENT OF CASHFLOW AND CERTAIN PAYMENTS.

4.1  Voluntary Reduction in Ownership Interests.

     (a) After the Cut-Off Date, a Member may elect, as provided in Section 10.5, to limit its contributions to an adopted Program and Budget as follows:

          (i) To some lesser dollar amount than is proportionate to its respective Ownership Interest; or

          (ii) Not at all.

     If a Member elects to contribute to an adopted Program and Budget some lesser amount than its respective Ownership Interest, or not at all, the non-electing Member may advance to the electing Member funds sufficient to fulfill the electing Member's required contribution to an agreed Program and Budget and treat the same, together with any accrued interest, as a loan repayable within one year of the anniversary of the advance of such loan bearing interest from the date of the advance at the rate provided in
     Section 11.3 (an "Elected Loan); provided, however, that TSHI must advance to TSVLP the amount of any Elected Loan unless TSHI's Ownership Interest drops to fifty percent (50%) or lower by operation of dilution pursuant to
     Section 4.1(b) or Section 4.2. In connection with any such Elected Loan, the electing Member hereby grants to the non-electing Member a lien upon its Ownership Interest and a security interest in its rights under this Agreement, under the Members' Agreement and with respect to the Company, and the proceeds therefrom, provided, however, that in the event of any default under an Elected Loan, the non-electing Member agrees that its sole remedy shall be adjustment of the electing Member's Ownership Interest through dilution as provided in Section 4.1(b) below.

     Each of the Members hereby agree to take all action necessary to preserve, protect and perfect such liens and security interests and hereby irrevocably nominates, constitutes and appoints the non-electing Member and each of its officers holding office from time to time as the true and lawful attorney-in-fact and agent of the electing Member with power of substitution in the name of the electing Member to do any and all such acts and things or execute and deliver all such agreements, documents and instruments as the non-electing Member reasonably considers necessary for that purpose. Without in any way limiting the generality of the foregoing, the non-electing Member shall have the right to execute for and in the name of the electing Member all financing statements, financing or continuation change statements, conveyances, transfers, assignments, consents and other instruments as may be required for such purposes. This power of attorney shall not be revoked or terminated by any act or thing other than the termination of this Agreement pursuant to Section 14.1 or the withdrawal or deemed withdrawal of a Member pursuant to Section 2.3 of the Members' Agreement, or Section 4.3 of this Agreement, or the resignation of a Member pursuant to Section 14.2.

     (b) In the event any advance under any Elected Loan, together with all interest accrued thereon, has not been recouped and repaid in full out of the electing Member's share of Cash Flow or otherwise repaid in full within one year after the date such advance was made, then said advance, together with all interest accrued thereon, and all other advances then outstanding under the same Elected Loan or any other Elected Loan, together with all

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     interest  accrued thereon  (collectively  and in the aggregate the "Default
     Amount") shall be in default if that Elected Loan, plus all interest accrued thereon, has not been repaid in full within five (5) business days of TSVLP's receipt of written notice of default from TSHI, and the electing Member's Ownership Interest shall immediately be recalculated by dividing:

          (i) the sum of (a) the deemed value of the electing Member's Initial Contribution under Section 2.1 of the Members' Agreement, and (b) the total of all of the electing Member's contributions under Section 2.2 of the Members' Agreement made subsequent to the Cut-Off Date, which contributions shall include, without limitation, the amount of all repayments of principal (but not interest) made on any Elected Loan or Demand Loan prior to the relevant date of default by:

          (ii) the sum of (a) Five Million Dollars ($5,000,000) (representing the aggregate deemed value of both Members' Initial Contributions under Section 2.1 of the Members' Agreement); (b) the amount of the electing Member's contributions calculated under clause 4.1(b)(i)(b) above; and (c) the total of the non-electing Member's contributions under Section 2.2 of the Members' Agreement made subsequent to the Cut-Off Date, which contributions shall include, without limitation, any Default Amount (including both the principal amount of all defaulted advances and all interest accruing thereon through the default date) plus the amount of any Demand Loan in default, together with interest accrued on such Demand Loan through the related default date;

          and then multiplying the result by one hundred,

     provided, however, that if the Ownership Interest of any Member falls to ten percent (10%) or less as a result of the foregoing calculation, then the provisions of Section 4.3. shall apply. The Ownership Interest of the other Member shall thereupon become the difference between one hundred percent (100%) and the recalculated Ownership Interest.

     For greater certainty, TSVLP will not be in breach or default of any obligation of this Agreement solely by reason of the fact that TSHI fails to advance to TSVLP the amount of an Elected Loan required by Section 4.1(a).


4.2  Default in Making Agreed Contributions.

     (a) If a Member elects or is deemed to have elected to contribute to an approved Program and Budget in accordance with Article X and then defaults in making a contribution or cash call required in connection therewith, the non-defaulting Member may advance the defaulted contribution on behalf of the defaulting Member and treat the same, together with any accrued interest, as a demand loan bearing interest from the date of the advance at the rate provided in Section 11.3 (a "Demand Loan"). The failure to repay a Demand Loan with five (5) business days after borrower's receipt of written notice of default from lender shall be a default. Each Member hereby grants to the other a lien upon its Ownership Interest and a security interest in its rights under this Agreement, under the Members' Agreement and with respect to the Company, and the proceeds therefrom, to secure any Demand Loan made hereunder, including interest thereon, reasonable attorneys fees and all other reasonable costs and expenses incurred in recovering the loan with interest and in enforcing such lien or security interest, or both. A non-defaulting Member may elect the applicable remedy under this Section 4.2(a) or under Section 4.2(b), or, to the extent a Member has a lien or security interest under applicable law, it shall be entitled to its rights and remedies at law and in equity. All such remedies shall be cumulative. The election of one or more remedies shall not waive the election of any other remedies. Each Member hereby irrevocably appoints the other its attorney-in-fact to execute, file and record all instruments necessary to perfect or effectuate the provisions hereof.

     (b) The Members acknowledge that if a Member elects or is deemed to have elected to contribute to an approved Program and Budget in accordance with
     Article X and then defaults in making a contribution or Cash Call required in connection therewith, or if a Member defaults in repaying a Demand Loan, as required hereunder, it will be difficult to measure the damages

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     resulting  from such default.  In the event of such default,  as reasonable liquidated damages, the non-defaulting Member may, with respect to any such default not cured within 30 days after notice to the defaulting Member of such default, elect the following remedy by giving notice to the defaulting
     Member:

          (i) The non-defaulting Member may elect to have the defaulting Member's Ownership Interest permanently reduced in accordance with the mechanism and formula set forth in Section 4.1 (with respect to defaults under Elected Loans), and further reduced by multiplying the result by fifty percent (50%). The amount of Demand Loans which are in default, together with all interest accrued thereon, shall be added to the non-defaulting Member's contributions under Section 2.2 of the Members' Agreement when calculating the defaulting Member's reduced Ownership Interest. The non-defaulting Member's Ownership Interest shall, at such time, become the difference between one hundred percent (100%) and the further reduced Ownership Interest. Such reductions shall be effective as of the date of the default.

     (c) At the election of the Member providing an Elected Loan or a Demand Loan, a default under a Demand Loan shall constitute a default under an Elected Loan and vice versa.

4.3 Elimination of Minority Interest. Upon a reduction of a Member's Ownership Interest to ten percent (10%) or less pursuant to Section 4.1 or 4.2 (b)(i), such Member shall be deemed to have withdrawn from this Agreement and from the Company and to have automatically relinquished and transferred its entire Ownership Interest to the other Member. Upon such relinquishment, the withdrawing Member shall be granted an overriding two percent (2%) net smelter royalty (the "NSR", as defined in Exhibit E on Products subsequently extracted, removed and sold from the Properties, to be calculated and paid to the withdrawing Member in accordance with Exhibit E. The NSR shall be transferable by the withdrawing Member, subject to Article VII, and such Transfer shall be binding upon and inure to the benefit of such Member and their respective successors, heirs and assigns and shall be deemed to run with the Properties.

4.4 Evidence of Changes in Ownership Interests. An adjustment to an Ownership Interest shall not be evidenced by the execution, issuance or recording of certificates or other instruments, but each Member's Ownership Interest shall be shown in the books of the Company, as maintained by the Manager. Each Member shall be provided with appropriately detailed information regarding the basis and method of each such adjustments.

4.5  Distributions.

     (a) Prior to the Cut-off Date, proceeds from the sale of Products (if any) shall be distributed to TSHI until the Recoupment Amount balance of TSHI is zero, after which proceeds from the sale of Products shall be accounted for and distributed as provided in Section 4.5(b) of this Agreement and in
     Article II of Exhibit B.

     (b) After the Cut-Off Date, provided that no Member's initial Ownership Interest has been recalculated pursuant to Section 4.1 or Section 4.2, sixty percent (60%) of one hundred percent (100%) of positive Cash Flow shall be distributed to TSHI until TSHI has recovered the Recoupment Amount in full, without interest, from those distributions. While TSHI is so recovering the Recoupment Amount, the remaining forty percent (40%) of one hundred percent (100%) of positive Cash Flow shall be distributed to TSHI and TSVLP on a calendar quarter basis in proportion to their respective Ownership Interests. After TSHI has so recovered the Recoupment Amount, one hundred percent (100%) of positive Cash Flow shall be distributed to TSHI and TSVLP in proportion to their respective Ownership Interests. If a Member's Ownership Interest has been recalculated pursuant to Sections 4.1 or 4.2, all references in this Subsection 4.5(b) to "sixty percent (60%)" shall be converted into the percentage representing the recalculated Ownership Interest of TSHI and all references to "forty percent (40%)" shall be converted into the percentage representing the recalculated Ownership Interest of TSVLP.

     For greater certainty, and provided that no Member's Ownership Interest has been recalculated pursuant to Section 4.1 or 4.2, it is the intent of the Members that the effect of the foregoing provisions of this Section 4.5

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     shall be that (i) after the  Cut-off  Date and until TSHI has so  recovered the Recoupment Amount (out of sixty percent (60%) of one hundred percent (100%) of positive Cash Flow), TSVLP shall receive sixteen percent (16%) of one hundred percent (100%) of Cash Flow, and TSHI shall receive eighty-four percent (84%) of one hundred percent (100%) of Cash Flow; and (ii) after TSHI has so recovered the Recoupment Amount (out of sixty percent (60%) of one hundred percent (100%) of positive Cash Flow ), TSVLP shall receive forty percent (40%) of one hundred percent (100%) of Cash Flow , and TSHI shall receive sixty percent (60%) of one hundred percent (100%) of Cash Flow .

     (c) Notwithstanding any provision of this Agreement to the contrary, Cash Flow (and any other distributions) otherwise due a Member receiving an Elected Loan or Demand Loan under this Agreement will first be used to pay-off and discharge all outstanding Elected Loan or Demand Loan obligations, including any accrued interest thereon, before any Cash Flow (or other distributions) is paid to the Member obligated under such loan. Amounts so distributed to pay-off or discharge Elected Loans or Demand Loans shall be deemed amounts distributed to the borrower thereunder for all purposes, including allocation of income for tax purposes.

4.6 Excluded Assets. Neither TSHI nor the Company shall have any ownership interest in the Excluded Assets, which are owned exclusively by TSVLP. The Company shall provide, free of charge to TSVLP, adequate outdoor space to continue to store and use the Excluded Assets until TSVLP removes them from the Properties. If, however, the Manager in good faith determines that the use or storage of the Excluded Assets will interfere with Operations, TSVLP shall promptly, and in no event later than 60 days after the Manager's notice in writing to TSVLP of such determination, relocate such Excluded Assets to a location reasonably designated by the Manager. With respect to the Champion/Partridge house trailer, model year 1989, serial no. 1694706906 IDA 098337, the Company shall provide, at the Company's cost, electrical, gas, water and phone utilities and services at the recreational vehicle park currently being utilized, until TSVLP removes the trailer therefrom. TSVLP shall be responsible for all property tax, insurance, and any other costs related to its use or ownership of the Excluded Assets. TSVLP also shall indemnify and hold harmless the Company, TSHI, the Manager, and their respective officers, employees and agents any liabilities, obligations, claims, responsibilities, actions, demands, losses, costs or expenses, including but not limited to costs of litigation and reasonable attorneys fees, arising out of or relating to the Excluded Assets, the use thereof or any damage thereto or loss thereof.

                                   ARTICLE V
                          RELATIONSHIP OF THE MEMBERS

5.1 Limitation on Authority of Members. No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member. This Section 5.1 supersedes any authority granted to the Members pursuant to the Act. Any Member that takes any action or binds the Company in violation of this Section 5.1 shall be solely responsible for any loss or expense incurred by the Company, the other Member or the Manager as a result of the unauthorized action and shall indemnify and hold harmless the Company, the other Member and the Manager with respect to all such losses and expenses.

5.2 Federal Tax Elections and Allocations. The Company shall be treated as a partnership for federal income tax purposes, and no Member shall take any action to alter such treatment. Tax elections and allocations shall be made as set forth in Exhibit C.

5.3 State Income Tax. To the extent permissible under applicable law, the relationship of the Members shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

5.4 Tax Returns. After approval of the Management Committee, any tax returns or other required tax forms shall be filed in accordance with Exhibit C.

5.5 Other Business Opportunities. Each Member shall have the right to engage in and receive full benefits from any independent business activities or operations outside of the Area of Interest, whether or not competitive with the Company, without consulting with, or obligation to, the other Member or the Company. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to the Business nor to any other activity or operation of any Member outside the Area of Interest. Except as otherwise provided in Section 6.5 of the Members' Agreement, no Member shall have any obligation to the Company or any other Member with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of the Company. Unless otherwise agreed in writing, neither the Manager nor any Member shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by the Manager or such Member.

5.6 Waiver of Rights to Partition or Other Division of Assets. The Members hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by Law.

5.7 Bankruptcy of a Member. A Member shall cease to have any power as a Member or Manager or any voting rights or rights of approval hereunder upon bankruptcy, insolvency, dissolution or assignment for the benefit of creditors of such Member, and its successor upon the occurrence of any such event shall have only the rights, powers and privileges of a transferee enumerated in Section 7.2, and shall be liable for all obligations of the Member under this Agreement. In no event, however, shall a personal representative or successor become a substitute Member unless the requirements of Section 7.2 are satisfied.

5.8 Implied Covenants. There are no implied covenants (including without limitation any implied covenants relating to the conduct of Exploration, Development, Mining or other activities upon or with respect to the Properties) contained in this Agreement other than those of good faith and fair dealing.

5.9 No Certificate. The Company shall not issue certificates representing Ownership Interests in the Company.

5.10 Limitation of Liability. The Members shall not be required to make any contribution to the capital of the Company except as otherwise provided in this Agreement, nor shall the Members in their capacity as Members or Manager be bound by, or liable for, any debt, liability or obligation of the Company whether arising in contract, tort, or otherwise, except as expressly provided by this Agreement.

5.11 Indemnities. The Company may, and shall have the power to, indemnify and hold harmless any Member , the Manager or any other person from and against any and all claims and demands whatsoever arising from or related to the Business, the Company, the Assets, Operations or a Member's membership in the Company.

5.12 No Third Party Beneficiary Rights. This Agreement shall be construed to benefit the Members and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

6.1 Capacity of the Members. As of the Effective Date, each Member warrants and represents to the other that:

     (a) it is a corporation or limited partnership, as the case may be, duly organized and in good standing in its state of incorporation or partnership organization and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

     (b) it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and all corporate, partnership and other actions and consents required to authorize it to enter into and perform this Agreement have been properly taken or obtained;

     (c) it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

     (d) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

                                  ARTICLE VII
                     TRANSFER OF INTEREST; PREEMPTIVE RIGHT

7.1 General. A Member shall have the right to Transfer to a third party, its Ownership Interest, or any beneficial interest therein (including without limitation any right or interest created pursuant to this Agreement or the Members' Agreement), solely as provided in this Article VII.

7.2 Limitations on Free Transferability. In addition to being subject to preemptive rights as described in Section 7.4 and Exhibit H, any Transfer by either Member under Section 7.1 shall be subject to the following limitations:

     (a) No Member shall Transfer any legal or beneficial right, title or interest (i) in or to the Company, the Properties or the Assets, or (ii) arising under this Agreement or the Members' Agreement (including, but not limited to, any royalty, profits, or other interest in the Products) except in conjunction with the Transfer of part or all of its Ownership Interest (provided that such restriction shall not apply to any NSR interest held by a former Member subsequent to its resignation or withdrawal from the Company and the relinquishment of its entire Ownership Interest);

     (b) So long as TSHI has not recovered all of the Recoupment Amount pursuant to Section 4.5 and so long as any Elected Loan or Demand Loan to TSVLP is outstanding, TSVLP shall not Transfer any interest in its Ownership Interest unless and until the transferee has executed and delivered a written subrogation agreement in favor of TSHI and the Company by which the Transferee assumes and becomes subject to all of the obligations, loans, defects, Liens and Encumbrances affecting TSVLP, its Ownership Interest or its rights under this Agreement or the Members' Agreement in a form approved by TSHI. No transferee of all or any part of a Member's Ownership Interest shall have the rights of a Member unless and until the transferring Member has provided to the other Member notice of the Transfer, and, except as provided in Subsections 7.2(f) and 7.2(g), the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement and the Members' Agreement to the same extent as the transferring Member;

     (c) Neither Member, without the consent of the other Member, shall make a Transfer that violates any Law, or results in the cancellation of any permits, licenses, or other similar authorization;

     (d) No Transfer permitted by this Article shall relieve the transferring Member of any liability of such transferring Member under this Agreement or under the Members' Agreement , whether accruing before or after such Transfer;

     (e) Any Member that makes a Transfer that shall cause termination of the tax partnership established by Section 5.2 shall indemnify the other Member for, from and against any and all loss, cost, expense, damage, liability or claim therefore arising from the Transfer, including without limitation any increase in taxes, interest and penalties or decrease in credits caused by such termination and any tax on indemnification proceeds received by the indemnified Member;

     (f) In the event of a Transfer of less than all of an Ownership Interest, the transferring Member and its transferee shall act and be treated as one Member under this Agreement; provided however, that in order for such Transfer to be effective, the transferring Member and its transferee must first:

          (i) agree, as between themselves, that one of them is authorized to act as the sole agent ("Agent") on their behalf with respect to all matters pertaining to this Agreement, the Members' Agreement and the Company; and

          (ii) provide written notice to the other Member, the Manager and the Company of the designation of the Agent, and in such notice warrant and represent to the other Member, the Manager and the Company that:

               (A) the Agent has the sole authority to act on behalf of, and to bind, the transferring Member and its transferee with respect to all matters pertaining to this Agreement, the Members' Agreement and the Company;

               (B) the other Member, the Manager and the Company may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Member and its transferee; and

               (C) all decisions of, notices and other communications from, and failures to respond by, the other Member , the Manager or the Company to the Agent shall be deemed to have been given (or not given) to the transferring Member and its transferee.

     The transferring Member and its transferee may change the Agent (but such replacement must be one of them) by giving written notice to the other Member, the Manager and the Company, which notice must conform to Subsection 7.2(f)(ii).

     (g) TSVLP shall not grant any Encumbrance or allow any Lien to arise on or with respect to its Ownership Interest (or any other right, title or interest of TSVLP arising under this Agreement or the Members' Agreement), except for Encumbrances authorized by this Agreement or the Members' Agreement.

7.3 Preemptive Right. Any Transfer by either Member under Section 7.1 and any Transfer by an Affiliate in Control of either Member shall be subject to a preemptive right of the other Member to the extent provided in Exhibit H. Failure of a Member's Affiliate to comply with this Section and Exhibit H shall be a breach by such Member of this Agreement.

                                  ARTICLE VIII
                              MANAGEMENT COMMITTEE

8.1 Organization and Composition. The Members hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. Except in the case of an emergency as provided for in Section 10.8, all Programs, Budgets, Project Financings and other significant matters concerning the Operations will be subject to the supervision of the Management Committee. The Management Committee shall consist of one (1) member appointed by TSHI and one (1) member appointed by TSVLP. Each Member may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments shall be made or changed by notice to the other Member and to the Manager.

8.2 Decisions. Each Member, acting through its appointed members shall have one vote on the Management Committee. Unless otherwise provided in this Agreement, the vote of the Member with an Ownership Interest over fifty percent (50%) shall determine all decisions of the Management Committee, except with respect to the matters listed expressly below, which shall require unanimous approval.

     (a) the abandonment, release, sale, exchange or other Transfer for value of any of the Assets, as described in Exhibit A, in any one transaction or series of related transactions if the value of such Assets or the proceeds in respect of such transaction or series or related transactions exceeds Two Hundred Fifty Thousand Dollars ($250,000), except for sales in the ordinary course of business and the abandonment, release, sale, transfer, disposition or retirement of obsolete Assets or Assets no longer useful, efficient or productive in connection with Operations; provided that any sale or disposition of the mill currently situated on the Properties or any essential component thereof shall require unanimous approval of the Management Committee, unless the reclamation and/or removal of the mill or any portion thereof is required by Law, Permits or regulatory authorities, in which case the Manager shall be authorized to conduct such reclamation and/or removal without further action of the Management Committee, and provided further that the requirements for unanimous approval of the Management Committee shall not apply with respect to the sale or disposition of any component added to the mill subsequent to the Effective Date. This Section 8.2(a) shall not apply to the sale of Products, including without limitation forward sales, future delivery contracts, hedging transactions, metals loans and other similar transactions;

     (b) the termination of or the winding-up of the Company, other than as provided in this Agreement; and

     (c) any processing of non-Company mineral products or materials through Company facilities.

8.3 Meetings. The Management Committee shall hold regular meetings at least quarterly in Denver, Colorado, or at other mutually agreed places. The Manager shall give 30 days' written notice to the Members of such regular meetings. Additionally, either Member may call a special meeting upon 30 days' notice to the Manager and the other Member. In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if one or more members is present who represent Ownership Interests greater than fifty percent (50%) of all Ownership Interests. Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Member calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all Members. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Members within 30 days after the meeting. The minutes, when signed by all Members, shall be the official record of the decisions made by the Management Committee and shall be binding on the Manager and the Members. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a Company cost. All other costs shall be paid for by the Members individually.

8.4 Action Without Meeting. In lieu of meetings, the Management Committee may hold telephone conferences, so long as all decisions are immediately confirmed in writing by the Members.

8.5 Matters Requiring Approval.  Except as otherwise delegated to the Manager in
Section 9.2, the Management Committee shall have exclusive authority to determine all management matters related to this Agreement.

                                   ARTICLE IX
                                    MANAGER

9.1 Appointment. TSHI shall have the right to appoint the initial Manager and hereby appoints Tonkin Springs Management Co., a Colorado corporation ("TSMC", an Affiliate of TSHI) as the initial Manager with overall management responsibility for Operations. TSMC shall serve until it resigns as provided in
Section 9.4.

9.2 Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties, which shall be discharged in accordance with adopted Programs and Budgets:

     (a) The Manager shall manage, direct and control Operations.

     (b) The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

     (c) The Manager shall:

          (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances;

          (ii)  contract  for  services  such  as  contract   services  for  the
          Exploration, Development or Mining of the Properties,

          (iii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and

          (iv) keep the Assets free and clear of all Liens and Encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic's or materialmen's Liens which shall be released or discharged in a diligent matter, or Liens and Encumbrances specifically approved by the Management Committee or created pursuant to the operation of this Agreement or the Members' Agreement.

     (d) The Manager shall conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Manager.

     (e)  The Manager shall:

          (i) make or arrange for all payments required by leases, licenses, permits, authorities, contracts and other agreements related to the Assets;

          (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Member's sales revenue or net income. If authorized by the Management Committee, the Manager shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and

          (iii) shall do all other acts reasonably necessary to maintain the Assets.

     (f)  The Manager shall:

          (i) apply for all necessary permits, licenses and approvals;

          (ii) comply with applicable federal, state and local laws and regulations;

          (iii) notify promptly the Management Committee of any allegations of substantial violation thereof;

          (iv) prepare and file all reports or notices required for Operations; and

          (v) arrange for bonds and reclamation for both pre-existing and new conditions and disturbances of the Properties, at the Company's cost;

     The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager's good faith efforts to comply, and the Manager has timely cured or disposed of such violation through performance, or payment of fines and penalties.

     (g) The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Member shall have the right to participate, at its own expense, in such litigation or administrative proceedings.

     (h) The Manager shall provide insurance for the benefit of the Company and the Members as reasonably determined by the Manager.

     (i) The Manager may dispose of Assets, whether through abandonment, surrender or Transfer, subject to the limitation set forth in Section 8.2(a) and Section 12.2.

     (j) The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

     (k) The Manager shall perform or cause to be performed during the term of this Agreement all assessment and other work required by law in order to maintain the unpatented mining claims included within the Properties. The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims and sites shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is in accordance with the adopted Program and Budget. The Manager shall timely pay all fees and record with the appropriate county and file with the appropriate United States agency, affidavits or other documents required by law to maintain all such claims or sites.

     (l) If authorized by the Management Committee, the Manager may:

          (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site,

          (ii) locate any fractions resulting from such amendment or relocation,

          (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites,

          (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby,

          (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby,

          (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and

          (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any federal law hereafter enacted.

     (m) The Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry. The Manager shall respond in a timely manner to all requests from Members for information necessary to meet filing deadlines imposed by Law.

     (n) The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the Management Committee:

          (i)  quarterly   progress   reports   which   include   statements  of
          expenditures  and  comparisons  of such  expenditures  to the  adopted
          Budget;

          (ii) periodic summaries of data acquired, reasonably in advance of Management Committee meetings;

          (iii) copies of reports concerning Operations, reasonably in advance of Management Committee meetings;

          (iv) a detailed final report within 30 days after completion of each Program and Budget, but in no event less often than annually, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and

          (v) such other reports as the Management Committee may reasonably request.

     At all reasonable times the Manager shall provide the Management Committee or the duly authorized representative of any Member (including representatives of any actual or potential lenders, equity investors or purchasers of a Member's Ownership Interest or NSR royalty that are duly authorized in writing by a Member) access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information acquired in Operations, including all computer files an databases related thereto. In addition, the Manager shall allow the non-managing Member or that Member's authorized representative or invitee, at that Member's sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Member does not unreasonably interfere with Operations.

     (o) The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

     (p) The Manager shall have the right to require the Members to fully fund the Environmental Compliance Fund, in proportion to their respective

     Ownership Interests, and in accordance with Section 3.14 of Exhibit B, with all reasonably anticipated costs of future reclamation, closure and Environmental Compliance. No Member who has resigned or withdrawn from the Company will be required to contribute additional funds to the Environmental Compliance Fund unless and until all contribution made to said Environmental Compliance Fund prior to such withdrawal or resignation have been spent or committed to be spent.

     (q) The Manager shall otherwise conduct Operations as it deems appropriate in its discretion.

     The Manager shall not be in default of any duty under this Section 9.2 if its failure to perform results from the failure of the Members to perform acts or to contribute amounts required of them by this Agreement.

9.3 Standard of Care; Indemnification. The Manager shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets. The Manager shall not be liable to the non-managing Member for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager's willful misconduct or gross negligence. The Members shall indemnify and hold harmless the Manager and its officers, employees and agents from and against any liabilities, obligations, claims, responsibilities, actions, demands, losses, costs or expenses, including but not limited to costs of litigation and reasonable attorneys fees, arising out of or relating to its activities as Manager, except that any liabilities or obligations arising directly from the Manager's gross negligence or willful misconduct shall be excluded form this indemnity.

9.4 Resignation; Deemed Offer to Resign. Except during the period following the Effective Date of this Agreement up to and including the Cut-off Date , the Manager may resign upon three months' prior notice to the other Member, in which case the other Member may elect to become the new Manager by notice to the resigning Member within 30 days after the notice of resignation. In the case of any resignation as Manager by TSMC, TSVLP shall be deemed to be the "other Member" and TSHI shall be deemed to be the resigning Member for purposes of this
Section 9.4. If any of the following shall occur, the Manager shall be deemed to have offered to resign, which offer shall be accepted by the other Member, if at all, within 90 days following such deemed offer:

     (a) The Ownership Interest of the Member who serves as or who appoints the Manager (which, in the case of TSMC, shall be deemed to by TSHI) becomes less than fifty percent (50%); or

     (b) The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of 30 days after notice from the other Member demanding performance; or

     (c) The Manager fails to pay or contest in good faith its bills within 60 days after they are due; or

     (d) A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager; or

     (e) The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or fails generally to pay its or Company debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

     (f) Entry is made against the Manager of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

9.5 Payments To Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting Procedure. TSHI and TSVLP agree that all reviews and amendments of the Manager's charges pursuant to Section 3.13(e) of the Accounting Procedure shall be accomplished reasonably and in good faith.

9.6 Transactions With Affiliates. If the Manager engages Affiliates to provide services hereunder including, without limitation, services relating to milling or beneficiating Products, it shall do so on terms no less favorable to the Company than would be the case with unrelated persons in arm's-length transactions.

9.7 Activities During Deadlock. Subject to the contrary direction of the Management Committee and to the receipt of necessary funds, if

     (i) the Management Committee for any reason fails to adopt a Program and Budget, or if,

     (ii) a Member elects to contribute to an adopted Program and Budget in some lesser amount than its respective Ownership Interest, or not at all, and the other Member is not required to, and decides not to, advance an Elected Loan in accordance with Section 4.1, then, with respect to clause 9.7(ii), the adopted Program and Budget shall be deemed rescinded, and, with respect to both clauses 9.7(i) and (ii), the Manager shall continue Operations at levels comparable with the last adopted Program and Budget but in no event at levels which do not fully provide for the minimum holding costs of the Properties. For purposes of determining the required contributions of the Members and their respective Ownership Interests, the last adopted Program and Budget shall be deemed extended.

                                   ARTICLE X
                              PROGRAMS AND BUDGETS

10.1 Initial Program and Budget. The Initial Program and Budget to which both Members have agreed is hereby adopted and is attached as Exhibit P.

10.2 Operations Pursuant to Programs and Budgets. Except as otherwise provided in Sections 9.7, 10.6, 10.7, 10.8 or 10.9 of this Agreement or in and Article VI of the Members Agreement, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets.

10.3 Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager for a period of one (1) year or any longer period. Each adopted Program and Budget, regardless of length, shall be reviewed at least once a year at the annual meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least two months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Members.

10.4 Review and Adoption of Proposed Programs and Budgets. Within thirty (30) days after submission of a proposed Program and Budget, or a proposed Amendment thereto under Section 10.9, each Member shall submit in writing to the Management Committee:

     (a) Notice that the Member approves any or all of the components of the proposed Program and Budget; or

     (b) Modifications proposed by the Member to the components of the proposed Program and Budget; or

     (c) Notice that the Member rejects any or all of the components of the proposed Program and Budget.

If a Member fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the Member for adoption of the Manager's proposed Program and Budget. If a Member makes a timely submission to the Management Committee pursuant to Subsections 10.4(a), (b) or (c), then the Management Committee shall consult regarding the possible development of a Program and Budget acceptable to all Members (provided that no Member shall be obligated to agree to any actual change to a proposed Program and Budget in connection with such consultations) failing which the Management Committee shall determine a Program and Budget by majority vote of Ownership Interests.

10.5 Election to Participate. By notice to the Manager within 20 days after the final vote of the Management Committee adopting a Program and Budget for periods subsequent a Member may elect to contribute to such Program and Budget in some lesser amount than its respective Ownership Interest, or not at all, subject to the terms and conditions of Article IV. If a Member fails to so notify the Manager, the Member shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Ownership Interest as of the beginning of the period covered by the Program and Budget.

10.6 Deadlock on Proposed Programs and Budgets; Decision of a Member not to Fund other Member's Share. If:

     (i) the Members, acting through the Management Committee, fail to approve a Program and Budget by the beginning of the period to which the proposed Program and Budget applies, or, if

     (ii) a Member elects to contribute to an adopted Program and Budget in some lesser amount than its respective Ownership Interest, or not at all, and the other Member is not required to, and decides not to, advance an Elected Loan in accordance with Section 4.1, then the provisions of Section 9.7 shall apply.

10.7 Budget Overruns; Program Changes. The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget by more than twenty percent (20%) then the excess over twenty percent (20%), unless directly caused by an emergency or unexpected expenditure made pursuant to Section 10.8 or unless otherwise authorized by the Management Committee or pursuant to an Amendment under Section 10.9, shall be for the sole account of the Manager and such excess shall not be included in calculations relating to the adjustment or dilution of Ownership Interests. Budget overruns of twenty percent (20%) or less shall be funded by the Members in the same manner and with the same consequences and effects as the Member provided funding for the then current Program and Budget.

10.8 Emergency or Unexpected Expenditures. In case of emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with Environmental Laws or other Laws.. The Manager may make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care. The Manager shall promptly notify the Members of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the Members in the same manner and with the same consequences and effects as the Members provided the funding for the then current Program and Budget.

10.9 Amendments to Programs and Budgets. An adopted Program and Budget may be amended only prospectively by the Manager (the "Amendment") upon 30 days notice. The procedures for review and approval of proposed Amendments under this Section
10.9 shall be the same as the procedures for the review and approval of proposed Budgets and Programs under Section 10.4.

                                   ARTICLE XI
                            ACCOUNTS AND SETTLEMENTS

11.1 Monthly Statements. The Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

11.2 Cash Calls. On the basis of each adopted or amended Program and Budget and subject to Sections 4.1 and 10.5 of this Agreement and Section 2.2 of the Members Agreement and the elections of the respective Members under such provisions, the Manager shall submit to each Member, a billing (or "cash call") for estimated cash requirements for each three month period during the term of such Program. Within ten (10) days after receipt of each such billing, each Member shall pay to the Manager its share of such estimated requirements. For greater certainty, costs and expenditures for Operations and working capital in support of approved Programs and Budgets shall include funding of reasonably anticipated costs of future reclamation, closure costs and Environmental Compliance. Time is of the essence of payment of such billings. The Manager shall at all times maintain a reasonable working capital reserve. All funds in excess of immediate cash requirements shall be invested in interest-bearing accounts with the Company's bank, for the benefit of the Business Account.

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

11.3 Failure to Meet Cash Calls. A Member that fails to meet cash calls in the amount and at the times specified in Section 11.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to the Interest Rate, but in no event shall said rate of interest exceed the maximum permitted by Law. The non-defaulting Member shall have those other rights and remedies specified in Section 4.2. TSVLP shall not be in default hereunder with respect to any cash call for which TSHI is obligated to provide an Elected Loan under Section 4.1.

11.4 Audits. Unless waived by all Members in writing, the Manager shall order an audit of the accounting and financial records for each calendar year (or other mutually agreed accounting period). All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than 3 months after receipt of the audit report. Failure to make any such exception or claim within the 3 month period shall mean the audit is correct and binding upon the Members. The audits shall be conducted by a firm of certified public accountants selected by the Manager, unless otherwise agreed by the Management Committee.

                                  ARTICLE XII
                     PROPERTIES; DISTRIBUTION OF PRODUCTION

12.1 Royalties, Production Taxes and Other Payments Based on Production. All required payments of production royalties, taxes based on production of
Products, and other payments out of production to private parties and governmental entities, shall be determined and made by the Company in a timely manner and otherwise in accordance with applicable laws and agreements. The Manager shall furnish to the Members evidence of timely payment for all such required payments. In the event the Company fails to make any such required payment, any Member shall have the right to make such payment and shall thereby become subrogated to the rights of such third party; provided, however, that the making of any such payment on behalf of the Company shall not constitute acceptance by the paying Member of any liability to such third party for the underlying obligation.

12.2 Abandonment and Surrender. Either Member may request the Management Committee to authorize the Manager to surrender or abandon part or all of the Properties. If the other Member objects to such surrender or abandonment, then at the option of the objecting Member, the Company shall assign to the objecting Member or such other Person as the objecting Member specifies, by special warranty deed and without cost to the surrendering Member, all of the Company's interest in the Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the Company or the surrendering Member, other than those to which both Members have agreed. Upon the assignment, such properties shall cease to be part of the Properties.

12.3 Reacquisition. If any Properties are abandoned or surrendered under the provisions of this Article XII, then, unless this Agreement is earlier terminated, neither Member nor any Affiliate thereof shall acquire any interest in such Properties or a right to acquire such Properties for a period of two years following the date of such abandonment or surrender. If a Member reacquires any Properties in violation of this Section 12.3, the other Member may elect by notice to the reacquiring Member within 45 days after it has actual notice of such reacquisition, to have such properties made subject to the terms of this Agreement and transferred, without charge, to the Company. In the event such an election is made, the reacquired properties shall thereafter be treated as Properties, and the costs of reacquisition shall be borne solely by the reacquiring Member and shall not be included for purposes of calculating the Members' respective Ownership Interests.

12.4 Disposition of Products by Manager. The Manager shall market and dispose of Products. Such dispositions by Manager shall be in good faith and in accordance with good industry practice, with the objective of obtaining the best possible price for the Products. The Manager shall have the right to enter into forward sales and hedging arrangements as approved by the Management Committee.

                                  ARTICLE XIII
                        CONFIDENTIALITY, OWNERSHIP, USE
                         AND DISCLOSURE OF INFORMATION

13.1 Business Information. All Business Information shall be owned jointly by the Members as their Ownership Interests are determined pursuant to this Agreement. Both before and after the termination of the Company, all Business

Information may be used by either Member for any purpose, whether or not competitive with the Business, without consulting with, or obligation to, the other Member. Except as provided in Sections 13.3 and 13.4, or with the prior written consent of the other Member, each Member shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.

13.2 Member Information. In performing its obligations under this Agreement, neither Member shall be obligated to disclose any Member Information. If a Member elects to disclose Member Information in performing its obligations under this Agreement, such Member Information, together with all improvements, enhancements, refinements and incremental additions to such Member Information that are developed, conceived, originated or obtained by either Member in performing its obligation under this Agreement ("Enhancements"), shall be owned exclusively by the Member that originally developed, conceived, originated or obtained such Member Information. Each Member may use and enjoy the benefits of such Member Information and Enhancements in the conduct of the Business hereunder, but the Member that did not originally develop, conceive, originate or obtain such Member Information may not use such Member Information and Enhancements for any other purpose. Except as provided in Section 13.4, or with the prior written consent of the other Member, which consent may be withheld in such Member's sole discretion, each Member shall keep confidential and not disclose to any third party or the public any portion of Member Information and Enhancements owned by the other Member that constitutes Confidential Information.

13.3 Permitted Disclosure of Confidential Business Information. Either Member may disclose Business Information that is Confidential Information: (a) to a Member's officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Member's performance of its obligations under this Agreement; (b) to any party to whom the disclosing Member contemplates a Transfer of all or any part of its Ownership Interest, for the sole purpose of evaluating the proposed Transfer; (c) to any actual or potential lender, underwriter or investor for the sole purpose of not later than thirty (30) days evaluating whether to make a loan to or investment in the disclosing Member; or (d) to a third party with whom the disclosing Member contemplates any independent business activity or operation.

The Member disclosing Confidential Information pursuant to this Section 13.3, shall disclose such Confidential Information to only those parties that have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 13.3 and that have agreed in writing supplied to, and enforceable by, the other Member to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Article XIII. Such writing shall not preclude parties described in Subsection 13.3(b) from discussing and completing a Transfer with the other Member. The Member disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

13.4 Disclosure Required By Law. Notwithstanding anything contained in this Article, a Member may disclose any Confidential Information if, in the opinion of the disclosing Member's legal counsel: (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (b) such disclosure is legally required to be made pursuant to State or Federal Securities Laws or the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Member.

Prior to any disclosure of Confidential Information under this Section 13.4, the disclosing Member shall give the other Member at least three (3) business days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Member shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable efforts to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Member in intervention in any such proceeding.

13.5 Public Announcements. Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Member shall first consult with the other Member as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Member, there is not sufficient time to consult with the other Member before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing Member shall notify the other Member, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Member before such announcement or disclosure is made if at all reasonably possible. Any press release or other public announcement or disclosure to be issued by either Member relating to this Business shall also identify the other Member.

13.6 Duration of Confidentiality. The provisions of this Article XIII shall apply during the term of this Agreement and for two years following termination of this Agreement pursuant to Section 14.1, and shall continue to apply to any Member who withdraws, who is deemed to have withdrawn, or who Transfers its Ownership Interest, for two years following the date of such occurrence.

                                  ARTICLE XIV
                          RESIGNATION AND DISSOLUTION

14.1 Events of Dissolution. The Company shall be dissolved upon the occurrence of any of the following:

     (a) Upon expiration of term of the Company in accordance with Section 2.5;

     (b) Upon the unanimous written agreement of the Members; or

     (c) as otherwise provided by the Act.

14.2 Resignation. A Member may elect to resign from the Company

     (a) as set forth in the Members' Agreement or

     (b) by giving notice to the other Member of the effective date of resignation, which shall be the later of the end of the then current
     Program Period or thirty (30) days after the date of the notice. Upon resignation by a Member, the resigning Member shall be deemed to have transferred to the remaining Member all of its Ownership Interest, including all of its interest in the Assets and its Capital Account, without cost and free and clear of all Encumbrances arising by, through or under such resigning Member, except those described in Paragraph 1.1 of Exhibit A and those to which both Members have agreed. The resigning Member shall execute and deliver all instruments as may be necessary in the reasonable judgment of the other Member to effect the transfer of its interests in the Company and the Assets to the other Member. A resigning Member shall have no right to receive the fair value of his Ownership Interest pursuant to 18-604 of the Act. If within a sixty (60) day period both Members elect to withdraw, then the Company shall instead be deemed to have been terminated by the written agreement of the Members pursuant to
     Section 14.1(b).

14.3  Disposition of Assets on  Dissolution.  Promptly after  dissolution  under
Section 14.1, the Manager shall take all action necessary to wind up the activities of the Company, in accordance with Exhibit C. All costs and expenses incurred in connection with the dissolution of the Company shall be expenses chargeable to the Business Account.

14.4 Filing of Certificate of Cancellation. Upon completion of the winding up of the affairs of the Company, the Manager shall promptly file a Certificate of Cancellation with the Office of the Secretary of State of the State of Delaware. If the Manager has caused the dissolution of the Company, whether voluntarily or involuntarily, then a person selected by a majority vote of the Members to wind up the affairs of the Company shall file the Certificate of Cancellation.

14.5 Right to Data After Dissolution. After dissolution of the Company pursuant to Subsections 14.1(a), (b), or (c), each Member shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it.

14.6 Continuing Authority. On dissolution of the Company under Section 14.1 the Member that was the Manager or that appointed the Manager prior to such dissolution (or the other Member in the event of a resignation by the Manager) shall have the power and authority to do all things on behalf of both Members that are reasonably necessary or convenient to: (a) wind up Operations (b) complete reclamation, closure and other Environmental Compliance activities with respect to the Properties, and (c) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such dissolution, if the transaction or obligation arises out of Operations prior to such dissolution. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company and either or both Members, encumber Assets, and take any other reasonable action in any matter with respect to which the former Members continue to have, or appear or are alleged to have, a common interest or a common liability.

                                   ARTICLE XV
                                 GOVERNING LAW

15.1 Governing Law. Except for matters of title to the Assets or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

                                  ARTICLE XVI
                               GENERAL PROVISIONS

16.1   Notices.   All  notices,   payments  and  other   required  or  permitted
communications ("Notices") to either Member shall be in writing, and shall be addressed respectively as follows:

If to TSVLP: Tonkin Springs Venture Limited
             Partnership
             55 Madison Street, Suite 700
             Denver, Colorado 80206
             Attention: President, U.S. Gold
                        Corporation
             Telephone:(303) 322-8002
             Facsimile: (303) 322-7866

             With a Copy to:
             Randy L. Parcel, Esq.
             Perkins Coie LLP
             1675 Broadway, Suite 2800
             Denver, Colorado 80202

If to TSHI:  Tonkin Springs Holdings Inc.
             401 Bay Street, Suite 2302
             Toronto, Ontario M5H2Y4 Canada
             Attention: President, Tonkin Springs
                        Holdings Inc.
             Telephone: (416) 947-1212
             Facsimile: (416) 367-4681

             With a Copy to:
             Roger C. Adams, Esq.
             Ducker, Montgomery & Lewis, P.C.
             1650 Broadway, Suite 1500
             Denver, Colorado 80202

All Notices shall be given (a) by personal delivery to the Member, (b) by electronic communication, capable of producing a printed transmission and confirmation, (c) by registered or certified mail return receipt requested, or
(d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Either Member may change its address by Notice to the other Member.

16.2 Gender. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

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16.3  Currency.  All  references  to  "dollars"  or "$" herein shall mean lawful currency of the United States of America.

16.4 Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions. References to "hereunder" are, unless otherwise stated, references to this entire Agreement.

16.5 Waiver. The failure of either Member to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Member's right thereafter to enforce any provision or exercise any right.

16.6 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by both Members.

16.7 Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a Member shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations (including, without limitation, a failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law); acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Member shall promptly give notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof. The affected Member shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both Members to advance funds pursuant to this Agreement shall be reduced to levels consistent with then current Operations.

16.8 Rule Against Perpetuities. The Members do not intend that there shall be any violation of the "rule against perpetuities", the "rule against unreasonable restraints on the alienation of property", or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties or Assets, in an Ownership Interest, or the Company, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Members hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Members within the limits permissible under such rules.

16.9 Further Assurances. Each of the Members shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purposes of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

16.10 Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Members and supersedes all prior agreements and understandings between the Members relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Members.

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16.11   Counterparts.   This   Agreement  may  be  executed  in  any  number  of
counterparts, and it shall not be necessary that the signatures of both Members be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP
By: Tonkin Springs Gold Mining Company, as its General Partner
By: /s/ William W. Reid, President

TONKIN SPRINGS HOLDINGS INC.
By: /s/ Ebe Scherkus, President







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